UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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US GOLD CORPORATION
(Name of Registrant as Specified In Its Charter)

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December 15, 2011

Dear Fellow Share Owners,

        You are receiving from either US Gold or Minera Andes a massive document along with a request for your vote to approve the combination of US Gold and Minera Andes. My name is Rob McEwen and I am the largest shareholder, Chairman and CEO of both companies. I own approximately 30% of the outstanding shares of Minera Andes and 20% of the outstanding shares of US Gold. In June 2011, I proposed this combination to the Boards of both companies based upon my belief that the proposed combined company would be significantly stronger and better positioned to grow and prosper.

        I do not take a salary from either company. I bought all of my shares in each company. The cost of my investment is over $110 million and it is split approximately 55% Minera Andes and 45% US Gold. How will I make money? The same way you will make money on your investment, which is by a higher share price!

        I am very sorry to say that since June the price performance of our shares and much of the junior gold market has been simply awful and financially painful for all of us! However, once you have approved the combination on January 19th I believe we will see the value of our shares begin to improve for the following reasons:

  •
  Significant Near Term Growth:  The goal of the combined company is to significantly increase production as the El Gallo Complex comes online in Mexico.

  •
  Exciting Exploration:  Significant land packages adjoining US Gold's El Gallo Complex, Barrick's Cortez Mine, Minera Andes' San José Mine and Goldcorp's Cerro Negro project.

  •
  Resources*:  Significant gold, silver and copper resources in Argentina, Mexico and the USA.

  •
  Market Capitalization:  Combined market capitalization of approximately US$800 million (as at December 13, 2011) will create a combined company that possesses size and diversity of assets that should attract greater research coverage.

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  Listings:  The combined company's shares would trade on the New York Stock Exchange (NYSE) and the Toronto Stock Exchange (TSX).

        By combining US Gold's growth profile with Minera Andes' cash flow, we have the potential to create a high-growth silver-gold producer that is focused in the Americas. In addition, we retain exposure to great grass-roots exploration prospects. Under the proposal, each Minera Andes shareholder would receive 0.45 of a share exchangeable into a share of the combined company (McEwen Mining) for every one (1) Minera Andes share held. Each US Gold shareholder will continue to hold their existing shares as US Gold is renamed McEwen Mining. This exchange ratio was arrived at by the independent committees of each Board based on advice from their financial advisors. I agreed to support this exchange ratio.

        I previously built and ran Goldcorp over 18 years. Its solid foundations were built through several well considered and strategic reorganizations and mergers that enabled us to realize excellent share price performance. My goal is to see if we can duplicate that success and it starts with this merger. With US Gold and Minera Andes together we do have the potential to achieve something great.

181 Bay Street, Bay Wellington Tower, Suite 4750, P.O. Box 792, Toronto, Ontario Canada M5J 2T3
Tel: 647.258.0395 Toll Free: 1.866.441.0690 Fax: 647.258.0408

        I urge you to vote YES to this proposal and I look forward to your support as we set out to build a great company that I expect will qualify for inclusion in the S&P 500 Index by 2015.

Best wishes for much success in your investments and life!

/s/ ROB MCEWEN

Rob McEwen
Chief Owner
US Gold & Minera Andes

* Minera Andes and US Gold calculates resources in accordance with Canadian National Instrument 43-101, which has disclosure standards that differ from the standards set forth by the SEC, including Industry Guide 7. US Gold is not able to reconcile the mineral resource and mineral reserve information provided by Minera Andes to Industry Guide 7 standards. For detailed resource information please see www.usgold.com and www.minandes.com.

181 Bay Street, Bay Wellington Tower, Suite 4750, P.O. Box 792, Toronto, Ontario Canada M5J 2T3
Tel: 647.258.0395 Toll Free: 1.866.441.0690 Fax: 647.258.0408